                                                              EXHIBIT 10.(XXXII)
                      (NEVADA MANHATTAN MINING LETTERHEAD)

April 22, 1998


Roy Skluth
Ralph Financial
116 Avenue Y
Redondo Beach, CA  90277

Re:      Acquisition of Timber Rights

Dear Roy:

This letter when signed by you where indicated below will constitute our agreement whereby you will sell to us and we will acquire from you the right (the "Rights") to survey, map, enter upon and harvest timber for a period of thirty (30) years (with three successive 30-year extensions) from an aggregate of approximately 292,598 hectares of property (the "Property"), consisting of a number of parcels located in Brazil. The purchase price for the Rights is an aggregate of 5,000,000 shares of our common stock (the "Shares") to be delivered to the to the escrow opened on February 12, 1998 (the "Escrow") within ten (10) days of the signing of this agreement. We shall deliver certificates representing the Shares in such form as shall be satisfactory to our counsel and containing such legends as may be required by federal and state securities laws as our counsel shall advise.

The acquisition of the Rights and the payment of the consideration therefor by us is contingent upon our due diligence with respect to the Property and our satisfaction that upon consummation of the transaction we will receive free and clear title to the Rights unencumbered in any respect and that we will have the full, complete and unfettered right to conduct timber harvesting operations on the Property without the approval of any governmental body or the payment by us of royalties thereon.

Roy Skluth
April 22, 1998
Page 2

We shall have a period of six months from the date hereof to conduct our due diligence and to satisfy ourselves with respect to your ability to transfer and grant the Rights to us as set forth above. If we are so satisfied on or before September 21, 1998 unless such date shall have been extended by mutual written agreement between us, upon ten days' notice from us to you a closing shall take place (the "Closing") at our offices or such other place as we shall mutually agree at which time you will deliver to us in form satisfactory to us any and all transfer documents which we shall request in order to transfer the Rights. At the Closing, should you be unable to deliver the Rights as stated above, the Shares will be immediately returned and canceled by the transfer agent and registrar of the Company, without any contest.

As agreed, you will purchase a minimum of 4,000,000 shares of restricted Nevada Manhattan common stock at $.50 per share, or $2,000,000. A minimum of 25 percent of the shares to be purchased will be purchased on or before May 11, 1998. A minimum of an additional 25 percent will be purchased each following twenty-one days after the first purchase (June 1, June 22 and July 13) until the total 4,000,000 shares are purchased. If you do not purchase the minimum number of shares required to be purchased on or before May 11, 1998, we shall have the right to cancel this agreement.

Please confirm our agreement by executing the enclosed copy of this letter and returning it to me.

Very truly yours,

NEVADA MANHATTAN MINING INC.

          /s/ Jeffrey S. Kramer
By:    ____________________________
       Jeffrey S. Kramer
       Chief Operating Officer

AGREED TO AND ACCEPTED:

RALPH FINANCIAL

          /s/ Roy Skluth
By:    ___________________________
       Roy Skluth, an authorized representative

          /s/ Roy Skluth
By:    ____________________________
       Roy Skluth, Individually